Exhibit 10.3

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of the 26th day of December, 2007, by and between SCIELE PHARMA, INC., a Delaware corporation (the “Company”) and DARRELL BORNE (“Executive”).

WITNESSETH:

WHEREAS, the parties desire to amend and restate the terms and conditions of the existing employment agreement between the Company and Executive, to be effective as of the date hereof.

NOW, THEREFORE, in consideration of Executive’s continued employment, the covenants and mutual agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

1.                                       Employment. Throughout the Term (as defined in Section 2 below), the Company shall employ Executive as provided herein, and Executive hereby accepts such employment. In accepting such employment, Executive states that, to the best of his knowledge, he is not now, and by accepting such employment, will not be, under any restrictions in the performance of the duties contemplated under this Agreement as a result of the provisions of any prior employment agreement or non-compete or similar agreement to which Executive is or was a party.

2.                                       Term of Employment. The term of Executive’s employment by the Company hereunder shall continue hereafter unless sooner terminated as a result of Executive’s death or in accordance with the provisions of Section 6 below (the “Term”).

3.                                       Duties. Throughout the Term, and except as otherwise expressly provided herein, Executive shall be employed by the Company as the Executive Vice President, Chief Financial Officer, Secretary and Treasurer of the Company. Executive shall devote his full time to the performance of his duties as Executive Vice President, Chief Financial Officer, Secretary and Treasurer of the Company in accordance with the Company’s By-laws, this Agreement and the directions of the Company’s Board of Directors and any executive officer of the Company who is senior to Executive. Without limiting the generality of the foregoing, throughout the Term Executive shall faithfully perform his duties as Executive Vice President, Chief Financial Officer, Secretary and Treasurer at all times so as to promote the best interests of the Company.

4.                                       Compensation.

(a)                                  Salary. For any and all services performed by Executive under this Agreement during the Term, in whatever capacity, the Company shall pay to Executive an annual salary as shall be determined by the Company’s Board of Directors and its Compensation Committee less any and all applicable federal, state and local payroll and withholding taxes. The Salary shall be paid in the same increments as the Company’s normal payroll, but no less frequent than bi-monthly and prorated, however, for any period of less than a full month. The Salary will be reviewed annually by the Compensation Committee of the Board and a determination shall be made at that time as to the appropriateness of an increase, if any, thereto.

(b)                                 Bonus. In addition to the Salary, Executive shall be eligible to receive from the Company an incentive compensation bonus (the “Bonus”) as shall be determined based on such criteria as shall be determined from time to time by the Compensation Committee of the Board of Directors. The nature of the criteria and the determination as to whether the criteria have been satisfied, shall be determined by the Compensation Committee of the Board in its sole discretion.  Accordingly, there is no assurance that a Bonus will be paid to Executive with respect to all or any particular year during the Term.

5.                                       Benefits and Other Rights. In consideration for Executive’s performance under this Agreement, the Company shall provide to Executive the following benefits:

(a)                                  The Company will provide Executive with cash advances for or reimbursement of all reasonable out-of-pocket business expenses incurred by Executive in connection with his employment hereunder. Such reimbursement, which in all cases will be made no later than the end of the calendar year after which Executive incurs the expense, is conditioned upon Executive adhering to any and all reasonable policies established by Company from time to time with respect to such reimbursements or advances, including, but not limited to, a requirement that Executive submit supporting evidence of any such expenses to the Company.

(b)                                 The Company will provide Executive and his family with the opportunity to receive group medical coverage under the terms of the Company’s health insurance plan, but subject to completion of normal waiting periods. During any such waiting period, the Company will pay, or reimburse Executive for, the cost of COBRA coverage for Executive and his family under his prior health plan.

(c)                                  During the Term the Executive shall be entitled to twenty (20) days paid vacation, it being understood and agreed that unused vacation shall not be carried over from one year to the next. In addition, Executive shall be entitled to eight (8) paid holidays and four (4) paid personal days off.

6.                                       Termination of the Term.

(a)                                  The Company shall have the right to terminate the Term under the following circumstances:

(i)                                     Executive shall die;

(ii)                                  With or without Cause, effective upon written notice to Executive by the Company; or

(iii)                               Upon or within one (1) year following a Change of Control.

(b)                                 Executive shall have the right to terminate the Term under the following circumstances:

(i)                                     At any time upon sixty (60) days prior written notice to the Company; or

(ii)                                  For Good Reason upon or within one (1) year following a Change of Control.

(c)                                  For purposes of this Agreement, “Cause” shall mean:

(i)                                     Executive shall be convicted of the commission of a felony or a crime involving dishonesty, fraud or moral turpitude;

(ii)                                  Executive has engaged in acts of fraud, embezzlement, theft or other dishonest acts against the Company;

(iii)                               Executive commits an act which negatively impacts the Company or its employees including, but not limited to, engaging in competition with the Company, disclosing confidential information or engaging in sexual harassment, discrimination or other human rights-type violations;

(iv)                              Executive’s gross neglect or willful misconduct in the discharge of his duties and responsibilities; or

(v)                                 Executive’s repeated refusal to follow the lawful direction of the Board of Directors or supervising officers.

(d)                                 For purposes of this Agreement, “Change of Control” shall mean the occurrence of any of the following:

(i)                                     The acquisition (other than by a direct purchase of shares from the Company) by any “person”, including a “syndication” or “group”, as those terms are used in Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (other than any such person currently owning in excess of the following amount), of securities representing 20% or more of the combined voting power of the Company’s then outstanding voting securities, which is any security that ordinarily possesses the power to vote in the election of the Board of Directors of a corporation without the happening of any precondition or contingency;

(ii)                                  The Company is merged or consolidated with another corporation and immediately after giving effect to the merger or consolidation less than 80% of the outstanding voting securities of the surviving or resulting entity are then beneficially owned in the aggregate by (x) the stockholders of the Company immediately prior to such merger or consolidation, or (y) if a record date has been set to determine the stockholders of the Company entitled to vote on such merger or consolidation, the stockholders of the Company as of such record date;

(iii)                               If at any time during a calendar year a majority of the directors of the Company are not persons who were directors at the beginning of the calendar year;

(iv)                              The Company transfers substantially all of its assets to another corporation which is a less than 80% owned subsidiary of the Company; or

(v)                                 The Company approves a plan or proposal for dissolution on liquidation of the Company.

(e)                                  For purposes of this Agreement, “Good Reason” shall mean the occurrence of any one or more of the following events which continues uncured for a period of not less thirty (30) days following written notice given by Executive to the Company within fifteen (15) days following the occurrence of such event, unless the Executive specifically agrees in writing that such event shall not be Good Reason:

(i)                                     Any material breach of this Agreement by the Company;

(ii)                                  Any failure to continue Executive as an executive officer of the Company;

(iii)                               The requirement by the Company that Executive as an executive officer of the Company; or

(iv)                              The material reduction of Executive’s Salary below the amount set forth in Section 4(a) above without the written consent of Executive.

7.                                       Effect of Expiration or Termination of the Term.  Promptly following the termination of the Term, and except as otherwise expressly agreed to by the Company in writing, Executive shall:

(a)                                  Immediately resign from any and all other positions or committees which Executive holds or is a member of with the Company or any subsidiary of the Company including, but not limited to, as an officer and director of the Company or any subsidiary of the Company.

(b)                                 Provide the Company with all reasonable assistance necessary to permit the Company to continue its business operations without interruption and in a manner consistent with reasonable business practices; provided, however, that such transition period shall not exceed thirty (30) days after termination nor require more than twenty (20) hours of Executive’s time per week and Executive shall be promptly reimbursed for all out-of-pocket expenses.

(c)                                  Deliver to the Company possession of any and all property owned or leased by the Company which may then be in Executive’s possession or under his control, including, without limitation, any and all such keys, credit cards, automobiles, equipment, supplies, books, records, files, computer equipment, computer software and other such tangible and intangible property of any description whatsoever. If, following the expiration or termination of the Term, Executive shall receive any mail addressed to the Company, then Executive shall immediately deliver such mail, unopened and in its original envelope or package, to the Company.

(d)                                 Other than as provided in this Section 7, upon a termination of employment all other benefits and/or entitlements to participate in programs or benefits, if any, will cease as of the effective date except medical insurance coverage that may be continued at Executive’s own expense as provided by applicable law or written Company policy.

(e)                                  Upon termination of Executive pursuant to Section 6(a)(i) or Section 6(a)(ii) without Cause, subject to Section 7(l), the Company shall: (i) pay to Executive a lump sum amount equal to one year’s worth of Salary at the rate in effect immediately prior to termination at the rate in effect immediately prior to termination, plus (ii) pay to Executive a lump sum amount equal to one hundred percent (100%) of the Bonus, if any, paid to Executive for the calendar year immediately preceding termination, plus (iii) subject to Section 7(h), provide twelve (12) months of COBRA coverage for Executive which shall be substantially equivalent to that provided by the Company prior to termination.  Further, all of Executive’s then unvested options and stock awards previously issued pursuant to the Company’s stock option and other equity incentive plans shall immediately vest and be exercisable as herein provided.

(f)                                    Upon termination of Executive pursuant to Section 6(a)(ii) with Cause or Section 6(b)(i), the Company shall pay Executive or Executive’s estate all Salary accrued but unpaid as of the date of such termination.

(g)                                 Upon termination of Executive pursuant to Section 6(a)(iii) or Section 6(b)(ii), subject to Section 7(l), the Company shall: (i) pay to Executive a lump sum amount equal to two years’ worth of Salary at the rate in effect immediately prior to termination, plus (ii) pay to Executive a lump sum amount equal to two hundred percent (200%) of the Bonus, if any, paid to Executive for the calendar year immediately preceding termination, plus (iii) provide COBRA coverage for Executive which shall be substantially equivalent to that provided by the Company prior to termination until the earlier of (A) twenty-four (24) months after the date of termination, (B) the availability of replacement coverage to Executive from a third party employer after Executive has accepted another full-time position and (C) the expiration of COBRA benefits by reason of lapse of the statutory or regulatory benefit period established by governmental authority. Further, upon a Change in Control, regardless of whether the Executive is terminated, all of Executive’s then unvested options and stockholders of the Company entitled to vote on such merger or consolidation, the stockholders of the Company as of such record date; stock awards previously issued pursuant to the Company’s stock option and other equity incentive plans shall immediately vest and be exercisable as herein provided.

(h)                                 In the event that Executive shall be entitled to receive a COBRA benefit pursuant to Section 7(e), such COBRA benefit shall continue only until such time as Executive shall have accepted another full time position.  Failure of Executive to promptly report the acceptance of a new position shall entitle the Company to terminate all remaining COBRA benefits and to seek restitution for any payments made to Executive subsequent to such job acceptance.

(i)                                     Subject to Section 7(l), any dollar amounts which are to be paid at the time of termination under this Section 7, other than COBRA payments, shall be paid within thirty (30) days after the date of termination.  Subject to Section 7(l), any COBRA payments shall be made in accordance with the usual payroll practices which were applicable prior to termination.  Except as otherwise specifically set forth herein, any and all payments made pursuant to this Agreement shall be net of any and all applicable federal, state and local payroll and withholding taxes.

(j)                                     If the Company or the Company’s accountants determine that the payments called for under Section 7(g) of this Agreement either alone or in conjunction with any other payments or benefits made available to the Employee by the Company will result in the Employee being subject to an excise tax (“Excise Tax”) under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or if an Excise Tax is assessed against Executive as a result of such payments or other benefits, the Company shall make a Gross-Up Payment (as defined below) to or on behalf of Executive as and when such determination(s) and assessment(s), as appropriate, are made, subject to the conditions of this subsection (j). A “Gross-Up Payment” shall mean a payment to or on behalf of Executive that shall be sufficient to pay (i) any Excise Tax in full, (ii) any federal, state and local income tax and Social Security or other employment tax on the payment made to pay such Excise Tax as well as any additional Excise Tax on the Gross-Up Payment, and (iii) any interest or penalties assessed by the Internal Revenue Service on Executive if such interest or penalties are attributable to the Company’s failure to comply with its obligations under this subsection (j) or applicable law. Any determination under this subsection (j) by the Company or the Company’s accountants shall be made in accordance with Section 280G of the Code, any applicable related regulations (whether proposed, temporary or final), any related Internal Revenue Service rulings and any related case law, and shall assume that Executive shall pay Federal income taxes at the highest marginal rate in effect for the year in which the Gross-Up Payment is made and state and local income taxes at the highest marginal rate in effect in the state of Executive’s residence for such year. Executive shall take such action (other than waiving Employee’s right to any payments or benefits) as the Company reasonably requests under the circumstances to mitigate or challenge such tax. If the Company reasonably requests that Executive take action to mitigate or challenge, or to mitigate and challenge, any such tax or assessment and Executive complies with such request, the Company shall provide Executive with such information and such expert advice and assistance from the Company’s accountants, lawyers and other advisors as Executive may reasonably request and shall pay for all expenses incurred in effecting such compliance and any related fines, penalties, interest and other assessments. Subject to the provisions of this subsection (j), all determinations required to be made under this subsection (j), including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the public accounting firm that is retained by the Company as of the date immediately prior to the Change of Control (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and Executive within thirty (30) business days of the receipt of notice from the Company or Executive that there has been a payment that could trigger a Gross-Up Payment, or such earlier time as is requested by the Company (collectively, the “Determination”). In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, Executive may appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company and the Company shall enter into any agreement requested by the Accounting Firm in connection with the performance of the services hereunder. The Gross-Up Payment under this subsection (j) with respect to any payments made under Section 7(g) shall be made no later than sixty (60) days following such payments. If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall furnish Executive with a written opinion to such effect, and to the effect that failure to report the Excise Tax, if any, on Executive’s applicable federal income tax return will not result in the imposition of a negligence or similar penalty. The Determination by the Accounting Firm shall be binding upon the Company and Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the Determination, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”) or Gross-Up Payments are made by the Company which should not have been made (“Overpayment”), consistent with the calculations required to be made hereunder. In the event that Executive thereafter is required to make payment of any additional Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) shall be promptly paid by the Company to or for the benefit of Executive. In the event the amount of the Gross-Up Payment exceeds the amount necessary to reimburse Executive for his Excise Tax as herein set forth, the Accounting Firm shall determine the amount of the Overpayment that has been made and any such Overpayment (together with interest at the rate provided in Section 1274(b)(2) of the Code) shall be promptly paid by Executive to or for the benefit of the Company. Executive shall cooperate, to the extent Executive’s expenses are reimbursed by the Company, with any reasonable requests by the Company in connection with any contests or disputes with the Internal Revenue Service in connection with the Excise Tax.

(k)                                  If Executive (i) is terminated pursuant to Section 6(a)(iii) or Section 6(b)(ii), (ii) is a specified employee (within the meaning of Section 409A and Treas. Reg. §1.409A-3(i)(2)) and (iii) after giving effect to Section 7(l) of the Agreement, the payments called for under Section 7(g) of the Agreement constitute a deferral of compensation under Code Section 409A, then the Company shall pay to Executive an amount (the “409A Gross Up Payment”) such that, after payment by Executive of all taxes (including interest and penalties) imposed upon Executive under Code Section 409A with respect to the payments called for under Section 7(g) of the Agreement that would not be imposed if Code Section 409A did not apply to such payments (“409A Taxes”), including, without limitation, any income taxes, employment taxes and 409A Taxes imposed upon the 409A Gross-Up Payment (and any interest and penalties imposed with respect thereto) but excluding any excise taxes imposed under Code Section 4999, Executive retains an amount of the 409A Gross-Up Payment equal to the 409A Taxes imposed upon the payments called for under Section 7(g) of the Agreement.

(l)                                     Notwithstanding any other provisions of this Agreement, any payment or benefit otherwise required to be made after Executive’s termination of employment that the Company reasonably determines is subject to Code Section 409A(a)(2)(B)(i), shall not be paid or payment commenced until the later of (i) six months after the date of Executive’s “separation from service” (within the meaning of Code Section 409A and Treasury Regulation Section 1.409A-1(h) without regard to optional alternative definitions available thereunder) and (ii) the payment date or commencement date specified in this Agreement for such payment(s).  On the earliest date on which such payments can be made or commenced without violating the requirements of Code Section 409A(a)(2)(B)(i), Executive shall be paid, in a single cash lump sum, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence, plus interest to the date of payment at a rate equal to 120% of the applicable Federal rate, within the meaning of Code Section 1274(d), in effect on the date of the relevant payment, compounded semi-annually.  In addition, Executive and the Company agree to cooperate to make such amendments to the terms of the Agreement as may be necessary to avoid the imposition of penalties and additional taxes under Code Section 409A with respect to any payments or benefits under the Agreement.

8.                                       Restrictive Covenants for Executive. Executive hereby covenants and agrees with the Company that for so long as Executive is employed by the Company and for a period (the “Restricted Period”) of twelve (12) months after the termination of such employment for any reason, Executive shall not, without the prior written consent of the Company, which consent shall be within the sole and exclusive discretion of the Company, either directly or indirectly on his own account or on behalf of any other person or entity:

(a)                                  Perform services for a Competing Business that are substantially similar in whole or in part to those that he performed for the Company in his role as Chief Financial Officer, including specifically, but not limited to, the sale or marketing of drug products or the management of individuals involved in the sale or marketing of drug products. For purposes of this covenant, the term “Competing Business” shall mean any company engaged in the development, marketing or sale of prescription drug products, including generic and nongeneric drug products, which are competitive with: (1) those products being marketed by the Company at the time of Executive’s termination; or (2) those products that Executive was aware were under development by the Company and expected to be marketed within two (2) years of Executive’s termination. This covenant shall apply only within the “Territory” which is defined as the fifty states of the United States. Executive recognizes and agrees that in his capacity of Chief Financial Officer, his duties extend throughout the entire service area of the Company which includes, at a minimum, the fifty states of the Unites States and that, because of the executive nature of Executive’s position with the Company, in order to afford the Company protection from unfair competition by the Executive following his termination of employment, this covenant must extend throughout the stated Territory. Executive further acknowledges that this covenant does not prohibit him from engaging in his entire trade or business but only a very limited segment of the pharmaceuticals industry.

(b)                                 Solicit any current supplier, customer or client of the Company with whom Executive dealt, or with whom anyone in Executive’s direct chain of command dealt, on behalf of the Company within the year preceding Executive’s termination of employment, for the purpose of purchasing drug products (or ingredients of drug products) or selling or marketing drug products, including generic and nongeneric drug products, which are competitive with: (1) those products being marketed by the Company at the time of Executive’s termination; or (2) those products that Executive was aware were under development by the Company and expected to be marketed within two years of Executive’s termination. Notwithstanding this subsection (b). Executive may solicit suppliers that have excess capacity as reasonably determined by the Company.

9.                                       Confidentiality. Attached to this Agreement as Exhibit A is the form of the Employee/Independent Contractor Confidentiality and Non-Solicitation Agreement (the “Confidentiality Agreement”) which the Company requires all employees, including, but not limited to, the Executive, to execute and which is a part of each employee’s terms of employment. By signing this Agreement, Executive acknowledges having received, read, executed and delivered to the Company a copy of the Confidentiality Agreement and agrees that the terms of the Confidentiality Agreement shall be incorporated by reference into this Agreement and shall be considered as part of the terms and conditions of Executive’s continued employment with the Company.

10.                                 Remedies.

(a)                                  The covenants of Executive set forth in Section 8 and Section 9 are separate and independent covenants for which valuable consideration has been paid, the receipt, adequacy and sufficiency of which are acknowledged by Executive, and have also been made by Executive to induce the Company to enter into this Agreement and continue Executive’s employment with the Company. Each of the aforesaid covenants may be availed of, or relied upon, by the Company in any court of competent jurisdiction, and shall form the basis of injunctive relief and damages including expenses of litigation (including, but not limited to, reasonable attorney’s fees upon trial and appeal) suffered by the Company arising out of any breach of the aforesaid covenants by Executive. The covenants of Executive set forth in this Section 10 are cumulative to each other and to all other covenants of Executive in favor of the Company contained in this Agreement and shall survive the termination of this Agreement for the purposes intended.

(b)                                 Each of the covenants contained in Section 8 and Section 9 above shall be construed as agreements which are independent of any other provision of this Agreement, and the existence of any claim or cause of action by any party hereto against any other party hereto, of whatever nature, shall not constitute a defense to the enforcement of such covenants. If any of such covenants shall be deemed unenforceable by virtue of its scope in terms of geographical area, length of time or otherwise, but may be made enforceable by the imposition of limitations thereon, Executive agrees that the same shall be enforceable to the fullest extent permissible under the laws and public policies of the jurisdiction in which enforcement is sought. The parties hereto hereby authorize any court of competent jurisdiction to modify or reduce the scope of such covenants to the extent necessary to make such covenants enforceable.

(c)                                  In the event that Executive believes that the Company is in violation of a material obligation owed to Executive under this Agreement, and the Executive has given notice of such violation to the Company requesting that the Company cure such violation, and within twenty (20) business days the Company has not undertaken steps to cure such violation or to provide information to Executive demonstrating that the Company is not in violation of the Agreement, and as a result of such failure to cure or dispute such violation, the Executive terminates the Agreement in accordance with Section 6(b). Executive shall not be barred from seeking employment with a competitor notwithstanding the restriction of Section 8(a); provided, however, that all other restrictions, contained in this Agreement, including, but not limited to, the covenants in Section 8(b) and in Section 9, shall remain in full force and effect.

11.                                 Enforcement Costs. If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorney’s fees, court costs and all expenses even if not taxable as court costs (including, without limitation, all such fees, costs and expenses incident to appeal and other post judgment proceedings), incurred in that action or proceeding, in addition to any other relief to which such party or parties may be entitled. Attorneys’ fees shall include, without limitation, paralegal fees, investigative fees, administrative costs, sales and use taxes and all other charges billed by the attorney to the prevailing party.

12.                                 Notices. Any and all notices necessary or desirable to be served hereunder shall be in writing and shall be:

(a)                                  Personally delivered, or

(b)                                 Sent by certified mail, postage prepaid, return receipt requested, or guaranteed overnight delivery by a nationally recognized express delivery company, in each case addressed to the intended recipient at the address set forth below.

For notices sent to the Company:

Sciele Pharma, Inc.

Five Concourse Parkway

Suite 1800

Atlanta, Georgia 30328

Telephone No.: (770) 442-9707
Facsimile No.: (770) 442-9594

For notices sent to Executive:

Mr. Darrell Borne

561 Gramercy Drive

Marietta, Georgia 30068

Either party hereto may amend the addresses for notices to such party hereunder by delivery of a written notice thereof served upon the other party hereto as provided herein. Any notice sent by certified mail as provided above shall be deemed delivered on the third (3rd) business day next following the postmark date which it bears.

13.                                 Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto with respect to the subject matter hereof, and specifically supersedes any other agreement or understanding among the parties hereto related to the subject matter hereof, including, without limitation, the Original Agreement. This Agreement may not be modified or revised except pursuant to a written instrument signed by the party against whom enforcement is sought.

14.                                 Severability. The invalidity or unenforceability of any provision hereof shall not affect the enforceability of any other provision hereof, and except as otherwise provided in Section 10 above, any such invalid or unenforceable provision shall be severed from this Agreement.

15.                                 Waiver. Failure to insist upon strict compliance with any of the terms or conditions hereof shall not be deemed a waiver of such term or condition, and the waiver or relinquishment of any right or remedy hereunder at any one or more times shall not be deemed a waiver or relinquishment of such right or remedy at any other time or times.

16.                                 Arbitration. Any claims, disputes or controversies arising out of or relating to this Agreement between the parties (other than those arising under Section 10) shall be submitted to arbitration by the parties. The arbitration shall be conducted in Atlanta, Georgia in accordance with the rules of the American Arbitration Association then in existence and the following provisions: Either party may serve upon the other party by guaranteed overnight delivery by a nationally recognized express delivery service, written demand that the dispute, specifying in detail its nature, be submitted to arbitration. Within seven (7) business days after the service of such demand, each of the parties shall appoint an arbitrator and serve written notice by guaranteed overnight delivery by a nationally recognized express delivery service, of such appointment upon the other party. The two arbitrators appointed shall appoint a third arbitrator. The decision of two arbitrators in writing under oath shall be final and binding upon the parties. The arbitrators shall decide who is to pay the expenses of the arbitration. If the two arbitrators appointed fail to agree upon a third arbitrator within ten days after their appointment, then an application may be made by either party, upon notice to the other party, to any court of competent jurisdiction for the appointment of a third arbitrator, and any such appointment shall be binding upon both parties.

17.                                 Governing Law.  This Agreement and the rights and obligations of the parties hereto shall be governed by and construed in accordance with the law of the State of Georgia, without regard to its conflicts of laws provisions. Subject to Section 16, each party hereto hereby (a) agrees that the state and federal courts of the Northern District of Georgia shall have exclusive jurisdiction and venue of any litigation which may be initiated with respect to this Agreement or to enforce rights granted hereunder and (b) consents to the personal jurisdiction and venue of such courts for such purposes.

18.                                 Benefit and Assignability.  This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. The rights and obligations of Executive hereunder are personal to him, and are not subject to voluntary or involuntary alienation, transfer, delegation or assignment.

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the day and year first above written.

EXECUTIVE:

/s/ Darrell Borne
Name:	Darrell Borne

SCIELE PHARMA, INC.

By:	/s/ Patrick Fourteau
Name:	Patrick Fourteau, Chief Executive
Officer

Exhibit A

Sciele Pharma, Inc.

Employee / Independent Contractor

Non-Disclosure and Non-Solicitation Agreement

Employee Name:  Darrell Borne

The growth and success of Sciele Pharma, Inc. (“SCRX”) is largely dependent on two key assets, our proprietary information and our highly competent employees and independent contractors.  Our employees are obtained by recruiting the best people available and giving them opportunities to advance and share in the success of SCRX.

Our proprietary information (including our confidential information, Trade Secrets and other information not generally known outside of SCRX) is obtained by research and product development, business development conducted by SCRX, product improvements, marketing and sales methods, and service to customers.  Many SCRX employees make major contributions, and independent contractors may do so as well.  These result in a pool of information and expertise, which enables SCRX to conduct its business with unusual success, and thus with unusual potential for its employees and independent contractors.  However, this potential exists only as long as this information and expertise are retained within SCRX.  Once generally known, this information gives no advantages to SCRX, its employees, its independent contractors, or its stockholders.

In effect, all SCRX employees and independent contractors have a common interest and responsibility in seeing that no one employee or independent contractor accidentally or intentionally discloses or distributes this pool of information and expertise in an unauthorized manner.  To help protect you, other employees or independent contractors, and SCRX against such disclosure, this Agreement has been prepared so that we have a common understanding concerning your responsibilities in this connection.  Please read this Agreement carefully so that you may understand its importance.

IN CONSIDERATION OF the premises above and my employment or continued employment as an employee or independent contractor of SCRX, I hereby agree with SCRX as follows:

1.                                       Defined Terms:  The following definitions will have the meanings indicated when used in this document:

(a)                                  Proprietary Information means both Trade Secret and confidential information.

1

                                                                                                (i)            “Trade Secrets” are defined as information belonging to the Company, licensed by it, or disclosed to it on a confidential basis by third parties which: (a) derives economic value from not being generally known to, and not being readily ascertainable through proper means by, other persons or entities who can obtain economic value from their disclosure or use; and (b) is the subject of efforts that are reasonable under the circumstance to maintain their secrecy. During my employment with the Company and thereafter, I hereby promise not to disclose or use, or induce or assist in the disclosure or use of, any Trade Secrets except for the benefit of the Company.

                                                                                                (ii)           “Confidential Information” is defined as any information belonging to the Company, licensed by it, or disclosed to it on a confidential basis by third parties, other than Trade Secrets, which is valuable to the Company and not generally known by the public.  During my employment with the Company and for two years after the termination of my employment with the Company for any reason, I hereby promise not to disclose or use, or induce or assist in the disclosure or use of, any Confidential Information except for the benefit of the Company.

(b)                                 Invention means any invention, original work of authorship, development, concept, Trade Secret, discovery, innovation or improvement (whether or not patentable, or registrable under copyright or similar laws) made, initiated, conceived, or first actually or constructively reduced to practice by me, closely or jointly with others:

(i)                                     which results from any work for SCRX, any use of SCRX’s premises or property, or any use of SCRX’s Proprietary Information, confidential items or other resources;

(ii)                                  which relates to any method, process, laboratory practice or know-how useful to or being developed by SCRX in connection with any existing or planned business of SCRX or any actual or anticipated research or development of SCRX; or

(iii)                               which relates to any product, article or manufacture, or composition of matter being developed, made, sold, or used in connection with SCRX’s business or SCRX’s development.

However, where and to the extent required by applicable state statute, this Agreement shall not require assignment to SCRX of the rights in an invention if no equipment,

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supplies, facilities, Trade Secrets, confidential information or confidential items of SCRX were used, and the invention was developed entirely on my own time unless:

(i)                                     the invention relates directly to SCRX business or to SCRX’s actual or demonstrably anticipated research or development; or

(ii)                                  the invention results from any work performed by me for SCRX.

This definition of invention includes each and every invention and/or improvement that I may make or conceive, either solely or jointly with others, during my employment or within two years after termination of employment for any reason with SCRX if and to the extent the invention and/or improvement results from any work for SCRX, any use of SCRX’s premises or property or any use of SCRX’s confidential items or confidential information.

2.             Protection of Proprietary Information

(a)                                  I acknowledge that during the term of employment with the Company, I will learn certain Trade Secrets and/or Confidential Information regarding the Company and its business.  Such information includes, without limitation, the following materials and information (whether or not reduced to writing and whether or not patentable or protected by copyright): technology, software, programs, plans, procedures, strategies, technical matters regarding Company products, formulations, business opportunities, methods of operation and production, financial data, including costs, margins, payment terms and credit records, pricing, lists of actual and potential customers and suppliers and related data, customer preferences and plans for satisfying customer needs and preferences, marketing strategies, models, plans for development and expansion, and information about Company personnel and their abilities and compensation.  I acknowledge that the Company has developed and will develop Trade Secrets and Confidential Information as an integral part of its business and with considerable investment, and that the Company has a legitimate business interest in protecting the confidentiality of this information, and that disclosure of this information to, or the use of this information on behalf of competitors of the Company could cause serious injury to the Company.

(b)                                 During my employment and for two (2) years after the termination of my employment for any reason, I will hold in strictest confidence and will not disclose, communicate or divulge to, or use for my own benefit or the benefit of another, any Confidential Information or Inventions.

(c)                                  Notwithstanding section (b) above, for such Proprietary Information constituting Trade Secrets under the Georgia Trade Secrets Act of 1990, as may be amended from time to time (the “Act”), I will maintain the

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confidentiality of such Trade Secrets for as long as is permitted under the Act.

(d)                                 Section 2 will not apply to any information which:

(i)                                     is or becomes publicly known under circumstances involving no breach by me of the terms of this Section 2, however, Proprietary Information shall not be publicly known by reason of such information’s or item’s being available in isolated segments in two or more readily available public documents,

(ii)                                  is generally disclosed to third parties by SCRX without restriction on such third parties, or

(iii)                               is approved for release by written authorization of the Board of Directors of the Company,

except that a breach by me of my obligations under this Section 2 shall not be absolved by the subsequent occurrence of any of the exceptions above.

(e)                                  All Proprietary Information remains the property of SCRX at all times, before, during and after my employment.  I will, upon termination of my employment at SCRX or at any other time upon request by SCRX, promptly deliver to SCRX all Proprietary Information I may have in my possession, including but not limited to all Confidential Information relating to the business of SCRX.  I understand that I must obtain SCRX’s express, written permission with regard to any Proprietary Information if I wish to keep any copies of any Confidential Information after the termination of my employment.  I agree to, upon SCRX’s request, certify to SCRX under oath that I have complied with the provisions of this Section 2.

(f)                                    I acknowledge that my agreement to protect Proprietary Information among other things prohibits me from communicating Proprietary Information to former employees of SCRX, both while I am employed by SCRX and after termination of my employment for the duration of my agreement which is set forth in Sections 2(a) and (b).

(g)                                 I shall submit to SCRX any proposed publication which contains any discussion relating to SCRX, any Proprietary Information, or Invention of SCRX, or any work performed by me during the course of my employment with SCRX.  Unless I am notified by SCRX that such publication contains Proprietary Information within 90 days of SCRX’s written acknowledgement of receipt of such publication, I may proceed with such publication.  This provision extends to publications that are written and/or published after the termination of my employment.

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(h)                                 My employment with SCRX and performance of my duties and responsibilities as an employee do not and will not breach any agreement, which obligated me to keep in confidence any Trade Secrets or confidential information of any other party or to refrain from competing, directly or indirectly, with the business of any other party, and I shall not disclose to SCRX any Proprietary Information of any other party.

(i)                                     I acknowledge and agree that although I may disclose and discuss Proprietary Information with other current employees of SCRX, I will do so only on a need-to-know basis and for the sole purpose of advancing the best interests and the business objectives of SCRX.

3.             Inventions and Patents

(a)                                  I have attached hereto as Exhibit A a list describing all inventions, original works of authorship, developments, improvements and Trade Secrets which were made by me prior to my employment with SCRX (collectively, “Prior Inventions”), which belong to me, which relate to SCRX’s proposed business, products or research and development, and which are not assigned to SCRX hereunder, or, if no such list is attached, I represent that there are no such Prior Inventions.  If in the course of my Employment Term I incorporate into a SCRX product, process or machine a Prior Invention owned by me or in which I have an interest, SCRX is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Invention as part of or in connection with such product, process or machine.

(b)                                 Inventions shall be the property of SCRX.  I hereby assign to SCRX or its designee all right, title and interest in and to any and all Inventions and any and all related patents, copyrights, trademarks, and trade names, and applications therefore, in the United States and elsewhere.

(c)                                  I will disclose promptly to SCRX all Inventions.

(d)                                 If I am employed in a technical capacity, I will maintain a laboratory notebook or equivalent record that is kept in accordance with standard scientific practices.  This notebook will contain daily records of all business protocols, procedures, studies, experiments, data, etc.  and will document the conception and/or reduction to practice of any Invention.  I will follow any guidelines and policies that SCRX presently has or implements in the future regarding the content, protection, counter-signing or notarizing of notebooks.  I understand that all notebooks and copies thereof are SCRX’s property and I may not have a copy of any notebook

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upon the termination of my employment without the express written permission of SCRX, regardless of the circumstances of termination.

(e)                                  I shall, at SCRX’s expense, execute declarations, further assignments, documents and other instruments as necessary or desirable to fully and completely assign all Inventions to SCRX or its designee and to assist SCRX or its designee in applying for, prosecuting and enforcing patents, copyrights or other intellectual property rights in the United States and in any foreign country with respect to any Invention.  I understand that this obligation shall continue to exist after the termination of my employment, regardless of the reasons for and circumstances of termination.  If SCRX is unable because of my mental or physical incapacity or for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions assigned to SCRX as above, then I hereby irrevocably designate and appoint SCRX and its duly authorized officers and agents as my agent and attorney-in-fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by me.

4.             Copyrightable Material

Without limiting the above, I specifically agree that all copyrightable materials generated or developed by me in connection with my duties and responsibilities with SCRX and under this Agreement, including but not limited to advertising materials, product name and identities, product instructions, laboratory notebooks, protocols, scientific publications, artistic and product designs, sketches, technical bulletins, computer programs, computer files, computer software, and computer databases, shall be considered works made for hire under the copyright laws of the United States and that they shall, upon creation, be owned exclusively by SCRX.  To the extent that any such materials, under applicable law, may not be considered works made for hire, I hereby assign to SCRX the ownership of all copyrights in such materials, without the necessity of any further consideration, and SCRX shall be entitled to register and hold in its own name all copyrights in respect of such materials.

5.             Non-Solicitation.  I hereby covenant and agree that for so long as I am employed by the Company and for a period  of  two (2) years after termination of such employment (the “Restricted  Period”) for any reason, I shall not, without the prior written consent of the Company, which consent shall be within the sole and exclusive discretion of the CEO, either directly or indirectly on my own account or on behalf of any other person or entity, solicit

(a)                                  Any employee with whom I have dealt with on behalf of the Company within the year preceding my termination of employment, for the purposes of performing the job duties that the individual was performing on behalf

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of the Company for the selling or marketing of drug products, including generic and nongeneric drug products which are (1) competitive with those products being marketed by the Company at the time of my termination or (2) those products that are in the company’s pipeline that I am aware of and of which I have substantial knowledge and which the Company expects to be marketed within two (2) years of my termination or

(b)                                 Any current supplier, customer or client of the Company with whom I dealt with on behalf of the Company within the year preceding my termination of employment, with whom I had direct contact within the execution of my job duties that I was performing on behalf of the Company which are (1) competitive with those products being marketed by the Company at the time of my termination or (2) those products that are in the Company’s pipeline that I was aware of and had substantial knowledge regarding and which the Company expects to be marketed within two (2) years of my termination.

I agree that during my employment by SCRX and for two (2) years from the termination of such employment for any reason, I will not, either directly or indirectly, on my own behalf or in the service of or on behalf of others, solicit, divert or recruit, or attempt to solicit, divert or recruit, any non-clerical employee of SCRX during my employment with SCRX, to leave such employment, whether or not such employment is pursuant to a written contract with the Company or at will.

6.             Duty to SCRX

While employed at SCRX, I will not provide services to any other pharmaceutical or related company which are the same or similar to the services I have provided to Sciele Pharma.  I understand that the preceding sentence does not apply to me to the extent I am an independent contractor of SCRX.

7.             Expenses

I agree to repay any advances that SCRX may make to me for business expenses, charges by me on any company credit card, and loans from SCRX to me unless such expenses, charges or loans are reimbursable business expenses in accordance with SCRX policies as established from time-to-time.  Subject to applicable law, I hereby expressly authorize SCRX to offset any amounts that I owe to SCRX from compensation payable to me.

8.                                       No Assurance or Obligation of Employment

I agree and understand that nothing in this Agreement shall confer any right with respect to continuation of employment by the Company, nor shall it interfere in any way with my right or the Company’s right to terminate my employment at any time, with or without cause or notice.

9.             Costs

Should SCRX successfully enforce its rights against me under this Agreement, SCRX shall be entitled to its costs of such enforcement, including reasonable attorneys’ fees.

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Should I prevail in said action, SCRX shall pay my reasonable costs associated with such enforcement, including my reasonable attorneys’ fees.

10.           Miscellaneous

(a)                                  Survival.  The terms of this agreement shall survive termination of my employment.

(b)                                 Severability.  If any provision of the Agreement shall, for any reason be held to be invalid or unenforceable in any respect, such invalidity or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid or unenforceable provision had not been included herein.

(c)                                  Arbitration.    Any claims, disputes or controversies arising out of or relating to this Agreement between the parties (other than those arising under Section 10) shall be submitted to arbitration by the parties.  The arbitration shall be conducted in Atlanta, Georgia in accordance with the rules of the American Arbitration Association then in existence and the following provisions: Either party may serve upon the other party by guaranteed overnight delivery by a nationally recognized express delivery service, written demand that the dispute, specifying in detail its nature, be submitted to arbitration.  Within seven (7) business days after the service of such demand, each of the parties shall appoint an arbitrator and serve written notice by guaranteed overnight delivery by a nationally recognized express delivery service, of such appointment upon the other party.  The two arbitrators appointed shall appoint a third arbitrator.  The decision of two arbitrators in writing under oath shall be final and binding upon the parties.  The arbitrators shall decide who is to pay the expenses of the arbitration.  If the two arbitrators appointed fail to agree upon a third arbitrator within ten days after their appointment, then an application may be made by either party, upon notice to the other party, to any court of competent jurisdiction for the appointment of a third arbitrator, and any such appointment shall be binding upon both parties.

(d)                                 Choice of Law.  Subject to and in conformity with paragraph b above, The validity, construction, enforcement and interpretation of this Agreement shall be governed by the internal laws (and not the laws of conflicts) of the State of Georgia.  I agree that the state and federal courts of the Northern District of Georgia shall have exclusive jurisdiction and venue of any litigation arising out of or relating to this Agreement and my employment or the termination of my employment with SCRX and I hereby expressly consent to the personal jurisdiction and venue of the state and federal courts of the Northern District of Georgia for any such litigation.

(d)                                 Entire Agreement.  This Agreement shall supersede any and all prior agreements, representations or understandings (whether oral or written and

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whether express or implied) between the parties with respect to the subject matter hereof.  No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by both parties.

(e)                                  Successors.

(a)                                  Company’s Successors.  This Agreement shall inure to the benefit of the Company’s successors in interest, including, without limitation, successors through merger, consolidation, or sale of substantially all of the Company’s stock or assets, and shall be binding upon Employee.

(b)                                 My Successors.  The terms of this Agreement and all my rights of hereunder shall inure to the benefit of, and be enforceable by, my personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

(f)                                    Compliance with Company Policies.  During the Employment Term, I will comply with all Company policies generally applicable to the Company’s employees and independent contractors.

(g)                                 Non-Disclosure.  Unless required by law or to enforce this Agreement, the parties hereto shall not disclose the existence of this Agreement or the underlying terms to any third party, other than their representatives who have a need to know such matters.

(h)                                 Enforcement Costs.    If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorney’s fees, court costs and all expenses even if not taxable as court costs (including, without limitation, all such fees, costs and expenses incident to appeal and other post judgment proceedings), incurred in that action or proceeding, in addition to any other relief to which such party or parties may be entitled.  Attorney’s fees shall include, without limitation, paralegal fees, investigative fees, administrative costs, sales and use taxes and all other charges billed by the attorney to the prevailing party.

(i)                                     Notices.    Any and all notices necessary or desirable to be served hereunder shall be in writing and shall be:

(a)                                  Personally delivered, or

(b)                                 Sent by certified mail, postage prepaid, return receipt requested, or guaranteed overnight delivery by a nationally recognized express delivery company, in each case addressed to the intended recipient at the address set forth below.

(c)                                  For notices sent to the Company:

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Sciele Pharma, Inc.
Five Concourse Parkway, Suite 1800
Atlanta, Georgia 30328
Telephone No.: (770) 442-9707
Facsimile No.: (770) 442-9594

(d)                                 For notices sent to Employee:

Mr. Darrell Borne
561 Gramercy Drive
Marietta, Georgia 30068

Either party hereto may amend the addresses for notices to such party hereunder by delivery of a written notice thereof served upon the other party hereto as provided herein.  Any notice sent by certified mail as provided above shall be deemed delivered on the third (3rd) business day next following the postmark date which it bears.

(j)                                     Entire Agreement.    This Agreement sets forth the entire agreement of the parties hereto with respect to the subject matter hereof, and specifically supersedes any other agreement or understanding among the parties hereto related to the subject matter hereof, including, without limitation, the Original Agreement.  This Agreement may not be modified or revised except pursuant to a written instrument signed by the party against whom enforcement is sought.  No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by both parties.

(k)                                  Waiver.    Failure to insist upon strict compliance with any of the terms or conditions hereof shall not be deemed a waiver of such term or condition, and the waiver or relinquishment of any right or remedy hereunder at any one or more times shall not be deemed a waiver or relinquishment of such right or remedy at any other time or times.

[signature page follows]

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Employee:

Darrell Borne		12/26/2007
Printed Name		Date

/s/ Darrell Borne
Signature

Agreed to and Accepted:

Sciele Pharma, Inc.

By:	Patrick Fourteau	12/26/2007
Title: CEO		Date

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